Exhibit 8.2

To: Transocean Ltd. Turmstrasse 30 CH-6300 Zug Switzerland	Homburger AG Prime Tower Hardstrasse 201 | CH–8005 Zurich P.O. Box 314 | CH–8037 Zurich T +41 43 222 10 00 F +41 43 222 15 00 lawyers@homburger.ch

December 5, 2011

318008 | Legal Opinion TO | equity - to legal opinion tax draft 120511.docx

Transocean Ltd.

Ladies and Gentlemen:

We have acted as special Swiss counsel to Transocean Ltd., a Swiss corporation (the Company), in connection with the Registration Statement on Form S-3 (Registration No. 333-169401) (the Registration Statement) filed with the Securities and Exchange Commission (the Commission) under the Securities Act of 1933, as amended (the Act), a related prospectus, dated September 16, 2010, and prospectus supplement (the Prospectus Supplement), dated November 29, 2011 (together, the Prospectus), with respect to the issuance, offer and sale (the Offering) of 29,900,000 registered shares of the Company with a par value of CHF 15 each (the New Shares, and together with the previously issued shares of the Company the Shares).

As such counsel, we have been requested to render an opinion in connection with certain matters of Swiss law.

Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Documents (as defined below) unless otherwise defined herein.

I.                               Basis of Opinion

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof. Such laws and the interpretation thereof are subject to change. In the absence of explicit statutory law, we base our opinion solely on our independent professional judgment. This opinion is also confined to the matters stated herein and is not to be read as extending, by implication or otherwise, to any other agreement or document referred to in any of the Documents (as defined below) or any other matter.

For purposes of giving this opinion, we have only examined originals or copies of the following documents (collectively the Documents):

(i)                           a legalized copy of the Articles of Association (Statuten) of the Company, dated December 4, 2011, in the form filed with the Commercial Register of the Canton of Zug, Switzerland, on December 5, 2011 (the Articles of Association);

(ii)                        an excerpt from the journal (Tagebuchauszug) of the Commercial Register of the Canton of Zug, dated December 5, 2011, relating to the Company (the Excerpt); and

(iii)                     an electronic copy of the Registration Statement and the Prospectus.

No documents have been reviewed by us in connection with this opinion other than the Documents. Accordingly, we shall limit our opinion to the Documents and their legal implications under Swiss law.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. With respect to Documents governed by laws other than the laws of Switzerland, for purposes of this opinion we have relied on the plain meaning of the words and expressions contained therein without regard to any import they may have under the relevant governing law.

II.                           Assumptions

In rendering the opinion below, we have assumed the following:

(a)                        all documents produced to us as originals are authentic and complete, and all documents produced to us as copies (including, without limitation, fax and electronic copies) conform to the original;

(b)                       all documents produced to us as originals and the originals of all documents produced to us as copies were effectively executed and certified, as applicable, in the manner and by the individuals appearing on such documents;

(c)                        except as expressly opined upon herein, all information contained in the Documents is, and all material statements given in connection with the Documents are, true and accurate;

(d)                       no laws other than those of Switzerland affect any of the conclusions stated in this opinion; and

(e)                        all authorizations, approvals, consents, licenses, exemptions and other requirements for the offering, issuance and sale of the New Shares, for the filing of the Registration Statement and the Prospectus, for the distribution of the Prospectus, or for any other activities carried out in view of, or in connection with, the performance of the obligations expressed to be undertaken by the Company in the Prospectus and the Offering, have been duly obtained and are and will remain in full force and effect, and any related conditions to which the parties thereto are subject have been satisfied; and

(a)                        the Excerpt is correct, complete and up-to-date, and the Articles of Association are in full force and effect and have not been amended.

III.                       Opinion

Based on the foregoing and subject to the qualifications set out below, we are of the opinion as of the date hereof:

The statements set forth in the Prospectus under the caption “Material Swiss Tax Consequences,” insofar as such statements purport to summarize certain Swiss tax laws, regulations and regulatory practices referred to therein, constitute a fair summary of the principal Swiss tax consequences of an investment in the Shares.

IV.                      Qualifications

The above opinion is subject to the following qualifications:

(a)                        The lawyers of our firm are members of the Zurich bar and do not hold themselves out to be experts in any laws other than the laws of Switzerland. Accordingly, we are opining herein as to Swiss law only and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

(b)                       We express no opinion as to any commercial, financial, accounting, calculating, auditing or other non-legal matter.

(c)                        We have not investigated or verified the truth or accuracy of the information contained in the Registration Statement or the Prospectus (except as described in our opinion in Section III above), nor have we been responsible for ensuring that no material information has been omitted from it.

*   *   *

We have rendered this opinion as of the date hereof and we assume no obligation to advise you on changes relevant to this opinion that may thereafter be brought to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K and to the reference to us under the heading “Legal Matters” in the Prospectus Supplement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required pursuant to Section 7 of the Act.

This opinion is furnished by us, as special Swiss counsel to the Company, in connection with the Offering.

This opinion shall be governed by and construed in accordance with the laws of Switzerland.

Sincerely yours,

/s/ Homburger AG